UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 2, 2013 (March 28, 2013)

QUANTA SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-13831	74-2851603
(Commission File No.)	(IRS Employer Identification No.)

2800 Post Oak Boulevard, Suite 2600

Houston, Texas 77056

(Address of principal executive offices, including ZIP code)

(713) 629-7600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On March 28, 2013, John R. Colson, founder, executive chairman and director of Quanta Services Inc. (the “Company”), advised the Board of Directors (the “Board”) that he will retire from the Company effective as of the Company’s annual meeting of stockholders to be held on May 23, 2013. In anticipation of his retirement, Mr. Colson will not stand for election to the Board at the 2013 annual meeting of stockholders. The Company expects that the Board will appoint a new non-executive chairman of the Board following the 2013 annual meeting of stockholders.

The changes in Mr. Colson’s relationship with the Company described above were not a result of any disagreements with the Company on any matter. A copy of the press release announcing Mr. Colson’s retirement is filed as Exhibit 99.1 to this report and is incorporated by reference herein.

(e) On March 28, 2013, the Compensation Committee of the Board approved the waiver of forfeiture restrictions and accelerated full vesting of awards of restricted stock and restricted stock units of the Company under the 2007 Stock Incentive Plan and the 2011 Omnibus Equity Incentive Plan held by Mr. Colson, effective as of the date of Mr. Colson’s retirement. As of March 28, 2013, Mr. Colson held unvested awards of restricted stock and restricted stock units covering an aggregate of 159,165 shares.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit

99.1	Press Release of Quanta Services, Inc. dated April 2, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 2, 2013	QUANTA SERVICES, INC.

	By:	/s/ Gérard J. Sonnier
		Name:	Gérard J. Sonnier
		Title:	Vice President

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1	Press Release of Quanta Services, Inc. dated April 2, 2013